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                                                                    EXHIBIT 5.01

                       [Erickson & Sederstrom Letterhead]

                                 June 16, 1997

West TeleServices Corporation
9910 Maple Street
Omaha, Nebraska 68134

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by West TeleServices Corporation (the "Company") on or about June 16, 1997 and to be filed with the Securities and Exchange Commission on June 16, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the "Plan Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"). As counsel for the Company, we have examined the proceedings and such other documents as we have deemed necessary to examine relating to the issuance of the Plan Shares which are issuable upon the exercise of options to be granted pursuant to the Company's 1997 Employees Stock Purchase Plan (the "Plan"). It is our opinion that the Plan Shares, when subsequently issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.

                                             Very truly yours,

                                             ERICKSON & SEDERSTROM, P.C.


                                             By: /s/ Erickson & Sederstrom, P.C.
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